Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Noranda Aluminum Holding Corporation 2007 Long-Term Incentive Plan and the 2010 Incentive Award Plan of Noranda Aluminum Holding Corporation of our report dated March 1, 2010, except for the second, fourteenth and sixteenth paragraphs of Note 1 and Note 25, as to which the date is April 26, 2010, with respect to the consolidated financial statements of Noranda Aluminum Holding Corporation as of December 31, 2009 and 2008 (Successor) and the years ended December 31, 2009 and 2008 (Successor) and the periods from January 1, 2007 to May 17, 2007 (Predecessor) and from May 18, 2007 to December 31, 2007 (Successor) included in its Registration Statement (Form S-1 333-150760) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

May 17, 2010